Gasco
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Energy

For Release at 9:00 AM EST on Friday, November 5, 2004
                GASCO ENERGY PROVIDES OIL & GAS OPERATIONS UPDATE
               SERVICE PARTIES JVEA AGREE TO SECOND 10-WELL BUNDLE

DENVER - (PR Newswire) - November 5, 2004 - Gasco Energy, Inc. (OTC BB: GASE) today provided an interim oil and gas activities and operational update on its Riverbend Project in Utah's Uinta Basin and on its Wyoming properties.

JVEA Partnership
The service parties to Gasco's Joint Value Enhancement Agreement (JVEA) have agreed to proceed with the development of the second bundle of 10 wells contemplated under the agreement. The drilling of the second bundle of wells will commence upon completion of the first bundle of 10 wells. The final two wells of the first bundle are currently being drilled. The second bundle of wells will target a combination of Wastach, Upper and Lower Mesaverde and Blackhawk formations.

The JVEA is an agreement among a subsidiary of Gasco and a group of industry service providers that contemplates the development of up to 50 wells in Gasco's Riverbend Project located in Utah's Uinta Basin. The wells are expected to be developed in 10-well bundles to be approved by the parties on an ongoing basis. Pursuant to the terms of the JVEA, Gasco is expected to fund 30% of the development costs of each well drilled, a third party capital provider is expected to fund 25% of such costs and the service providers are expected to provide the remainder of required costs in the form of drilling and completion services, up to a maximum of $13.5 million in services for a given bundle. Gasco's interest in the production from each 10-well bundle of wells, net of royalties, taxes and lease operating expenses, is estimated to equal the proportion of the total well costs that it funds.

Drilling Activity
Gasco is currently drilling its ninth and tenth wells of the fiscal year. At the end of October, the Company was nearing total depth on the Federal 21-6, drilled to test the Wasatch, Mesaverde and Blackhawk formations. In addition, Gasco continues drilling operations on the Federal 22-30, a Mesaverde and Blackhawk test. Both the 21-6 and the 22-30 are components of the first service parties' 10-well bundle and are approximately 30% working interest to Gasco.

Completion Activity
During the last half of October, Gasco completed three wells. Two wells were completed in the over-pressured section of the Mesaverde Formation. The third well was completed in the Blackhawk formation. All three wells have been connected to the recently expanded Riverbend gathering system. Two of these wells are flowing to sales and the third is flowing back frac fluid and is anticipated to begin flowing to sales this week.. There are currently no wells awaiting completion.

Riverbend Gas Gathering System
Gasco completed the new 10-mile extension of its Riverbend Area gathering system which now gathers 100% of the gas across Gasco's Riverbend Project. Gasco is also bringing compression on-line in the Wilkin Ridge Area and additional compression in the Riverbend Area.

Wyoming
After completing pipeline  construction,  Gasco re-entered the Piney 10-16 (100%
WI) well in the Muddy Creek Project in Wyoming's Greater Green River Basin. The well is flowing to sales out of one zone, in the Lance Formation. To potentially boost production, engineers have scheduled a multi-stage fracture stimulation program for the remaining pay sands in December.

Production
Cumulative monthly production for October 2004 was 132.3 million cubic feet equivalent (MMcfe) gross, or 35.2 MMcfe net. This is a 12.1% decrease from September's cumulative gross production of 150.6 MMcfe and a 13.3% decrease from September's net production of 40.6 MMcfe. The decline in production was the result of workovers on three wells that were each shut-in approximately two weeks or longer. Well shut-ins across the Riverbend Area as the new extension of the Riverbend gathering system was being completed are also attributed to production declines. As a result, approximately 34.2 MMcfe gross or 8.5 MMcfe net was shut-in during October. Presently, one well continues to have workover activity. There is no remaining scheduled workover activity during the fourth quarter of 2004.


Management Comment
Commenting on the Riverbend Project, Gasco CEO and President, Mark Erickson said: "With the completion of three wells in late October, the return to production of wells undergoing workover, and the additional transportation capacity provided by our new gathering line, we expect to show a month-over-month increase in production for November as compared to October. We are currently seeking an additional rig for our Utah operations. This rig would be the third rig drilling for Gasco in our Riverbend project. High commodity prices received and low workover and completion costs are the impetus for turning the Piney well to sales. Finally, the service parties' election on the next 10-well bundle allows Gasco to continue developing its net asset value growth model. The service parties' agreement has been instrumental in our 2004 drilling success by allowing us to increase our pace of drilling activity."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 8.01 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2004.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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